                          SCHEDULE 14C INFORMATION


      INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)




Check the appropriate box:

[X]  Preliminary Information Statement       [ ] Confidential, for Use of
[ ]  Definitive Information Statement            the Commission Only (as
                                                 permitted by Rule 14c-5(d)(2))


                             Eye Technology, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
  (Name of Person(s) Filing Information Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              EYE TECHNOLOGY, INC.

                                   ----------



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY __, 1998


                                   ----------



         The Annual Meeting of Shareholders of Eye Technology, Inc. (the "Company") will be held at the Conference Room, Virginia Biotechnology Research Park, 800 E. Leigh Street, Richmond, Virginia, on ______, July __, 1998, at 10:00 a.m., local time. At the meeting, shareholders will consider and vote upon the following proposals:


         1. To elect three (3) directors to hold office until the next Annual Meeting of Shareholders.

         2. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000.

         3. To amend the Company's Certificate of Incorporation to change the name of the Company to "______________".


         4.       To adopt the Company's 1998 Stock Option Plan.

         5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.



         Shareholders of record at the close of business on June __, 1998 will be entitled to attend and vote at the Annual Meeting of Shareholders.


                                      By Order of the Board of Directors,


                                      David P. Sheets
                                      President and Chief Executive Officer

Petersburg, Virginia
June __, 1998



YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                              EYE TECHNOLOGY, INC.

                                   ----------

                              INFORMATION STATEMENT

                                   ----------



         This Information Statement is furnished in connection with the Annual Meeting of Shareholders of Eye Technology, Inc. (the "Company") to be held at the Conference Room, Virginia Biotechnology Research Park, 800 E. Leigh Street, Richmond, Virginia, on ______, July __, 1998, at 10:00 a.m., local time, for the purposes set forth in the accompanying notice. This Information Statement is first being sent or given to shareholders on or about June __, 1998.


                         RECORD DATE AND SHARE OWNERSHIP


         Shareholders of record at the close of business on June __, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 9,883,311 shares of Common Stock outstanding and approximately 583 shareholders of Common Stock of record. As of the close of business on the Record Date, the Company had 250 shares of Class A Preferred Stock outstanding and one shareholder of Class A Preferred Stock of record. As of the close of business on the Record Date, the Company had 13,301 shares of Series B Preferred Stock outstanding and four shareholders of Series B Preferred Stock of record.


                                     VOTING


         Each holder of Common Stock is entitled to one vote for each share held on the Record Date. Each holder of Class A Preferred Stock is entitled to 80 votes for each share held on the Record Date. Each holder of Series B Preferred Stock is entitled to 500 votes for each share held on the Record Date. Consequently, as of the close of business on the Record Date, the holders of Common Stock had 9,883,331 votes, the holders of Class A Preferred Stock had 20,000 votes and the holders of Series B Preferred Stock had 6,650,500 votes, representing approximately 59.7%, 0.1% and 40.2%, respectively, of the combined voting power of all such securities, voting as a single class. Except as otherwise provided by Delaware law, the holders of Common Stock, Class A Preferred Stock, and Series B Preferred Stock vote as a single class. Holders of Common Stock, Class A Preferred Stock, and Series B Preferred Stock do not have cumulative voting rights.

         Shareholders may vote only if they attend the Annual Meeting of Shareholders in person or proxy. No proxies are being solicited for this Annual Meeting pursuant to this Information Statement, and shareholders are requested not to send proxies to the Company. Shareholders of record on the Record Date owning Common Stock, Class A Preferred Stock and Series B Preferred Stock representing more than 50% of the Common Stock and 50% of the combined voting power of these securities have advised the Company that they intend to vote their shares of Common Stock for the election of directors and for proposals 2 through 4. Accordingly, the Company expects such matters to be approved.


         The required quorum for the transaction of business at the Annual Meeting is a majority of the outstanding votes of Common Stock, Class A Preferred Stock and Series B Preferred Stock. If a quorum is not present, the shareholders entitled to vote who are present at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice, other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.


         In accordance with the Company's Bylaws, the directors will be elected by a plurality of the votes cast by the holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting as a single class, present and entitled to vote at the Annual Meeting. In accordance with the Company's Bylaws, the approval of proposal 4 requires a majority of the votes of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting as a single class, present and entitled to vote at the Annual Meeting. In accordance with Delaware corporate law, the approval of the proposed amendment to the Company's Certificate of Incorporation to change the corporate name requires a majority of the votes of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting as a single class. In accordance with Delaware corporate law, the approval of the proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock requires a majority of the outstanding votes of the Common Stock, voting as a separate class, and a majority of the outstanding votes of the Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class.



         For purposes of establishing a quorum, abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. For purposes of the election of directors, neither abstentions nor broker non-votes will have any effect on the outcome of the vote. For purposes of the approval of proposals 2 and 3, and the proposed amendments to the Company's Certificate of Incorporation, both abstentions and broker non-votes will have the same effect as votes against the proposed amendments. For purposes of the approval of proposal 4, abstentions will have the same effect as votes against these proposals, and broker non-votes will not have any effect on the outcome of the vote.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         At the Annual Meeting, three (3) directors will be elected by the shareholders of the Company to serve until the next Annual Meeting and until their successors are elected and qualified.


         Pursuant to the Company's Certificate of Incorporation and Bylaws, the Board of Directors is divided into three classes. Each class serves for a three-year term. The term of office of the first class expires at the annual meeting of shareholders to be held in 1999 (Class One), the term of office of the second class expires at the annual meeting of shareholders to be held in 2000 (Class Two) and the term of office of the third class expires at the Annual Meeting (Class Three). David P. Sheets and Robert J. DeLorenzo, M.D., Ph.D. currently serve as Class Three directors, Malcolm L. "Mac" Bailey currently serves as the Class One director and there are no Class Two directors. In order that each class include the same number of directors, the shareholders are being requested at the Annual Meeting to elect a director for each class, as follows:
Malcolm L. "Mac" Bailey, Class One; Robert J. DeLorenzo, Class Two; and David P. Sheets, Class Three.

         Because the Board is divided into classes, only those directors in a single class may be changed in any one year. Consequently, changing a majority of the Board would generally require two years. Having a classified Board, which may be regarded as an "anti-takeover" provision, may make it more difficult for the Company's shareholders to change the majority of directors and thus has the effect of maintaining the continuity of management.


INFORMATION WITH RESPECT TO NOMINEES

         Set forth below are the names, ages and positions of the nominees, as well as certain information furnished by them as to their business experience for the last five years, other directorships held by them, and the years in which each of them first became a director of the Company, as of the Record
Date:


                                                                Director             If Elected, Term as
                  Name                         Age               Since                 Director Expires
                  ----                         ---              --------              -------------------
Malcolm L. "Mac" Bailey                         55              May 1998                     1999
                                                                                         (Class One)

Robert J. DeLorenzo, M.D., Ph.D.                50           February 1998                   2000
                                                                                         (Class Two)

David P. Sheets                                 52              May 1998                     2001
                                                                                        (Class Three)



         DAVID P. SHEETS has served as President and Chief Executive of the Company since May 1998. From July 1996 to November 1997, he was Vice President and Chief Financial Officer of Tri-Valley Growers, a manufacturer of canned fruits and vegetables, and from April 1995 to July 1996, he was Executive Vice President and Chief Financial Officer of Liggett Group, Inc., a manufacturer of tobacco products. From 1984 to December 1994, Mr. Sheets held various executive positions with R.J. Reynolds and its subsidiaries, including its U.S. and international tobacco products company and its Planters-Lifesavers subsidiary, a snack food and confectionary products company.


         ROBERT J. DELORENZO, M.D., PH.D. has served as the
Neurologist-in-Chief, Medical College of Virginia Hospitals, Professor and Chairman, Neurology, Medical College of Virginia ("MCV"), Professor, Biochemistry and Molecular Biophysics, MCV, Professor, Pharmacology and Toxicology, MCV, and Director, Molecular Neurobiology Laboratories, MCV for more than five years.

         MALCOLM L. "MAC" BAILEY has been the owner and President of Golden Leaf Tobacco Company, a tobacco leaf dealer, and owner and President of S&M Brands, Incorporated, a manufacturer of cigarettes, for more than five years. Mr. Bailey is also President of the Virginia Agricultural Growers Association, a trade association which includes approximately 85% of the tobacco farms in Virginia.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

         In order to be elected, a nominee must receive the vote of a plurality of the votes cast by the holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting as a single class, present and entitled to vote at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors did not hold any meetings during 1997.

         The Board of Directors intends to establish an Audit Committee and a Compensation Committee. The functions of the Audit Committee will be to make recommendations to the Board of Directors regarding the engagement of the Company's independent auditors and to review with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and competency of accounting personnel. Members of the Audit Committee will be appointed annually by the Board of Directors. If elected to the Board, Dr. DeLorenzo and Mr. Bailey are expected to be appointed to serve on the Audit Committee.

         The Compensation Committee will be responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers, other compensation matters and awards under the Company's stock option plan. Members of the Compensation Committee will be appointed annually by the Board of Directors. If elected to the Board, Dr. DeLorenzo and Mr. Bailey are expected to be appointed to serve on the Compensation Committee.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         All decisions relating to the compensation of executive officers for the year ended December 31, 1997 were made by the Board of Directors, acting as a whole. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors.

REMUNERATION OF DIRECTORS

         Directors receive no compensation for their services as directors. They are reimbursed for their expenses.


                                 PROPOSAL NO. 2

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
                   TO INCREASE THE NUMBER OF AUTHORIZED SHARES


         The Board of Directors has approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 100,000,000. As of the close of business on the Record Date, there were 9,883,311 shares of Common Stock issued and outstanding.


         The Board of Directors believes that it is in the best interests of the shareholders to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance for appropriate corporate purposes. Of the additional shares of authorized Common Stock, approximately 200,000 shares will be reserved for the issuance of Common Stock upon conversion of the Class A Preferred Stock, approximately 43,627,280 shares will be reserved for the issuance of Common Stock upon conversion of the Series B Preferred Stock, and 2,000,000 shares will be reserved for issuance of Common Stock upon exercise of options which may be granted under the Company's 1998 Stock Option Plan. The holders of Series B Preferred Stock have advised the Company of their intent to convert an aggregate of 13,301 shares of Series B Preferred Stock, representing all of the remaining outstanding shares, into 43,627,280 shares of Common Stock (3,280 shares of Common Stock per share of Series B Preferred Stock) upon the adoption of this amendment. (A total of 530 shares of Series B Preferred Stock have been converted since their date of issuance.)

         The Board of Directors believes that the availability of the additional shares of authorized, unreserved Common Stock will provide the Company the flexibility it may need in the future to raise capital, acquire technologies or other companies, restructure debt, broaden ownership through stock dividends and stock splits, and will attract and retain key personnel or for other corporate purposes.



         The Board of Directors has made no agreement or arrangement to issue any of the shares for which approval is sought, other than the issuance of Common Stock upon conversion of the Class A Preferred Stock and the Series B Preferred Stock and upon exercise of outstanding options and warrants. In accordance with Delaware corporate law, the additional shares of Common Stock to be authorized pursuant to the proposed amendment may be issued by the Company without the expense and delay of a special shareholders' meeting. If the amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of Common Stock, unless shareholder action is required by applicable law, the Company's Certificate of Incorporation or Bylaws or the rules of any stock exchange or market system on which the Company's securities are then listed or traded. Frequently, opportunities arise that require prompt action, and the Company believes that the delay necessitated for shareholder approval of a specific issuance could be to the detriment of the Company and its shareholders.

         The issuance of 43,627,280 shares of Common Stock upon conversion of the Series B Preferred Stock will have an immediate effect on existing shareholders' ownership of Common Stock, which will decline from 100% to 18.5%. To the extent that the additional authorized shares are issued in the future, except in the case of a stock split or stock dividend, such issuances will further dilute existing shareholders' percentage ownership of Common Stock. The holders of Common Stock have no preemptive rights or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future.

         The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding stock ownership or voting rights of persons seeking to obtain control of the Company. The additional shares of Common Stock authorized pursuant to the amendment will be identical to the outstanding shares of Common Stock.

         For information regarding the number of shares of Common Stock, Class A Preferred Stock and Series B Preferred Stock outstanding and the respective number of votes per share, see "Record Date and Share Ownership" and "Voting."

         The holders of Series B Preferred Stock are entitled to receive dividends of $150 per share annually. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from legally available funds, subject to preferential dividend payments to holders of Class A Preferred Stock and Series B Preferred Stock. Upon liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock are entitled to receive $3,000 per share, plus all declared and unpaid dividends, prior to any distribution or payment to holders of Common Stock. The Company may redeem the Series B Preferred Stock on or after December 31, 2002, at $3,000 per share, plus all declared and unpaid dividends. Each share of Series B Preferred Stock is convertible at any time at the option of the holder into 3,280 shares of Common Stock. Holders of Common Stock do not have any preemptive, subscription, redemption or conversion rights.

         On February 6, 1998, the Company issued 13,831 shares of Series B Preferred Stock in exchange for all of the capital stock of Star Tobacco and Pharmaceuticals, Inc. ("Star") in a tax-free transaction (the "Exchange Transaction") accounted for as a purchase. Upon consummation of the Exchange Transaction, Star become a wholly-owned subsidiary of the Company. The business of Star accounted for approximately 82% of the Company's consolidated assets at March 31, 1998, and approximately 94% of the Company's consolidated revenues at March 31, 1998, for the quarter then ended. The purpose of the Exchange Transaction for the Company was to give its shareholders, following several years of declining shareholder value, the opportunity to participate through equity ownership in the development and commercialization of new technology. Star is the exclusive United States licensee of proprietary technology for the curing of tobacco to prevent the formation to tobacco-specific nitrosamines, which are generally considered by chemists to be the most abundant and powerful carcinogens in tobacco and tobacco smoke. In addition, Star has developed several pharmaceutical products containing tobacco with potential applications for smoking cessation purposes, and it has filed investigational new drug applications with the United States Food and Drug Administration with respect to its pharmaceutical products. The purpose of the Exchange Transaction for Star was to gain access to the public markets and to facilitate future financings.

         For financial information relating to the Company, Star and the Exchange Transaction, see the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated herein by reference and delivered to the shareholders together with this Information Statement. See "Annual, Quarterly, and Current Reports" and "Incorporation of Certain Documents by Reference."



         In accordance with Delaware corporate law, if approved by the shareholders, the proposed amendment will become effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of Delaware, which will occur as promptly as practicable after the date of the Annual Meeting.

         A majority of the outstanding votes of Common Stock, voting as a separate class, and a majority of the Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, are required to approve the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.


                                 PROPOSAL NO. 3

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
      TO CHANGE CORPORATE NAME TO "______________________________________"

         The Board of Directors has approved an amendment to the Company's Certificate of Incorporation to change the name of the Company to "_____________ ______________________". If the corporate name change is approved by the shareholders, the Company intends to apply to have the Common Stock quoted under the symbol "_____" on the Nasdaq Stock Market.

The Company desires to change the name of the Company from Eye Technology, Inc. to ________________ in order to align the Company's name with its tobacco and pharmaceutical products and to emphasize the transition in the Company's business.


         In accordance with Delaware corporate law, if approved by the shareholders, the proposed amendment will become effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of Delaware, which will occur as promptly as practicable after the date of the Annual Meeting. Assuming this proposal is adopted, it will not be necessary for shareholders to surrender stock certificates. Instead, when certificates are presented for transfer, new certificates bearing the new name will be issued.

         A majority of the outstanding votes of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting together as a single class, is required to approve the amendment to the Certificate of Incorporation to change the name of the Company to _____________________________________. THE BOARD OF
DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY.






                                 PROPOSAL NO. 4


                       ADOPTION OF 1998 STOCK OPTION PLAN

         The Company believes it is necessary to adopt the 1998 Stock Option Plan (the "Plan") in order to provide an effective method of recognizing contributions to the success of the Company by executive officers, key employees and nonemployee directors. The Company also believes that its ability to grant stock options is critical to its success in attracting and retaining experienced and qualified employees.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

         A majority of the votes cast by holders of Common Stock, Class A Preferred Stock and Series B Preferred Stock, voting as a single class, present and entitled to vote at the Annual Meeting is required to approve the adoption of the 1998 Stock Option Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE 1998 STOCK OPTION PLAN.

SUMMARY OF THE PLAN

         Purpose. The purposes of the 1998 Plan are to provide additional incentives to those executive officers, key employees and nonemployee directors of the Company and its subsidiaries whose substantial contributions are essential to the continued growth and success of the Company's business, to strengthen their commitment to the Company and its subsidiaries, to motivate those executive officers, key employees and nonemployee directors to perform their assigned responsibilities faithfully and diligently, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company.

         Eligibility. The 1998 Plan provides that Nonqualified stock options may be granted to executive officers, key employees and nonemployee directors of the Company or any subsidiary of the Company. Incentive stock options may be granted only to employees, including executive officers and directors who are employees, of the Company or any subsidiary of the Company.

         Number of Shares Subject to Stock Options. The maximum number of shares of Common Stock that may be issued upon exercise of options granted under the Plan is 2,000,000.

         Incentive and Nonqualified Stock Options. The 1998 Plan permits the granting of stock options that either qualify as incentive stock options ("Incentive Stock Options" or "ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or do not so qualify ("Nonqualified Stock Options" or "NSOs").

         The term of each option is fixed by the administrator but may not exceed ten years from the date of grant in the case of ISOs or five years from the date of grant in the case of ISOs granted to the holder of Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary (a "10% Shareholder"). When the fair market value of shares subject to ISOs first exercisable in one calendar year is greater than $100,000, the excess options shall be treated as NSOs. For these purposes, fair market value is determined on the date of grant, and ISOs shall be taken into account in the order in which they were granted. The administrator determines the time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the administrator. The Company reserves the right under the 1998 Plan to pay an optionee the net cash value (the fair market value less the exercise price) of the stock subject to an option at the time the Company receives a notice of exercise of the option from the optionee.

         Option Price. The option exercise price for each share covered by an ISO may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of such option. In the case of ISOs granted to a 10% Shareholder, the option exercise price for each share covered by such option may not be less than 110% of the fair market value of a share of Common Stock on the date of grant of such option. In the case of an NSO, the per share exercise price shall be determined by the administrator. For so long as the Company's Common Stock is traded on the Nasdaq National Market, the fair market value of a share of Common Stock shall be the last sales price for such stock (or the closing bid if no sales were reported) as quoted on such system on the date of grant.

         Consideration. The consideration to be paid for shares issued upon exercise of options granted under the 1998 Plan, including the method of payment, is determined by the administrator (and, in the case of ISOs, determined at the time of grant) and may consist entirely of (1) cash, (2) check, (3) shares of Common Stock which, in the case of shares acquired upon exercise of an option, have been beneficially owned for at least six months or which were not acquired directly or indirectly from the Company, with a fair market value on the exercise date equal to the aggregate exercise price of the shares being purchased, or (4) any combination of the foregoing methods.

         Miscellaneous Provisions. Under the 1998 Plan, in the event of an optionee's termination of employment or consulting relationship for any reason other than death or total and permanent disability, an option shall terminate immediately. If an optionee retires in good standing for reasons of age (but not due to a total and permanent disability), the option will be exercisable for three months following such retirement, but only to the extent it was exercisable at the date of such retirement and to the extent that the term of the option has not expired. If an optionee's employment or consulting relationship is terminated as a result of the optionee's total and permanent disability, the option will be exercisable for twelve months following such termination, but only to the extent it was exercisable at the date of termination and to the extent that the term of the option has not expired. If an optionee's employment or consulting relationship is terminated by reason of the optionee's death, the option will be exercisable by the optionee's estate or successor for twelve months following death, but only to the extent it was exercisable at the date of death and to the extent that the term of the option has not expired.

         All options granted under the 1998 Plan are evidenced by a stock option agreement between the Company and the optionee to whom such option is granted. Options granted to persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are subject to any additional restrictions applicable to options granted to such persons in compliance with Rule 16b-3 of the Exchange Act.

         Nontransferability of Options. Options granted pursuant to the 1998 Plan are nontransferable by the optionee, other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

         Adjustment Upon Changes in Capitalization. In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the number of shares which have been reserved for issuance under the 1998 Plan and the price per share covered by each outstanding option.

         Change of Control. In the event of a Change in Control (as defined in the 1998 Plan), (i) all options outstanding on the date of such Change in Control shall become immediately and fully exercisable and (ii) an optionee will be permitted to surrender for cancellation within sixty (60) days after such Change in Control any option or portion of any option to the extent not yet exercised, and the optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (x) (A) in the case of NSOs, the greater of (1) the fair market value, on the date preceding the date of surrender, of the shares subject to the option or portion thereof surrendered or (2) the adjusted fair market value (as determined pursuant to the 1998 Plan) of the shares subject to the option or portion thereof surrendered or (B) in the case of an ISO, the fair market value, at the time of surrender, of the shares subject to the option or portion thereof surrendered, over (y) the aggregate purchase price of such shares under the option; provided, however, that in the case of an option granted within six (6) months prior to the Change in Control to any optionee who may be subject to liability under Section 16(b) of the Exchange Act, such optionee shall be entitled to surrender for cancellation such optionee's option during the sixty (60) day period commencing upon the expiration of six (6) months from the date of grant of any such option.

         Liquidation, Dissolution, Merger or Consolidation. Subject to the provisions regarding a Change of Control, in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), all outstanding options shall continue in effect in accordance with their respective terms and each optionee shall be entitled to receive in respect of each share subject to any outstanding options, as the case may be, upon exercise of any option, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share was otherwise entitled to receive in the Transaction in respect of a share.

         Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the 1998 Plan, but such amendment, alteration, suspension or termination shall not adversely affect any stock option then outstanding under the 1998 Plan, without the written consent of the optionee. To the extent necessary and desirable to comply with applicable state and federal laws and the Code, the Company shall obtain shareholder approval of any amendment to the 1998 Plan in such a manner and to such a degree as required.

         Administration. The 1998 Plan provides for administration by the Compensation Committee of the Board, which shall consist of two or more "outside directors." Subject to the other provisions of the 1998 Plan, the administrator has the authority to determine the employees, nonemployee directors or consultants to whom, and the time or times at which, options are granted, the number of shares to be represented by each option and the other terms and conditions of such option. The interpretation and construction of any provision of the 1998 Plan by the administrator shall be final and binding.

TAX INFORMATION

         Options granted under the 1998 Plan may be either ISOs or NSOs.

         An optionee who is granted an ISO will not recognize income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a sale or exchange of the shares more than two years after the grant of the option and one year after its exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of the sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of exercise or (ii) the sale price of the shares. A different rule of measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% Shareholder of the Company.

         Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period. Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee at the time of such disposition.

         Options that do not qualify as ISOs are referred to as NSOs. An optionee will not recognize income at the time an NSO is granted. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares over the exercise price. Any ordinary income recognized in connection with the exercise of an NSO by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Generally, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee upon exercise of an NSO.

         Upon resale of the shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

         THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE OPTIONEE AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE 1998 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND IT DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE OPTIONEE'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE OPTIONEE MAY RESIDE.


                                OTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth as of the Record Date certain information with respect to the beneficial ownership of the Company's Common Stock, Class A Preferred Stock and Series B Preferred Stock by each beneficial owner of more than 5% of each class of the Company's voting securities, each Director of the Company, the Named Executive Officer (as defined below) and all Directors and Officers and significant personnel of the Company as a group. Shares of Class A Preferred Stock are convertible into shares of Common Stock at a rate of 80 shares of Common Stock for each share of Class A Preferred Stock. Shares of Series B Preferred Stock are convertible into shares of Common Stock at a rate of 3,280 shares of Common Stock for each share of Series B Preferred Stock. Consequently, shares of Common Stock shown in the table include shares of Common Stock into which the shares of Class A Preferred Stock and Series B Preferred Stock are convertible. Shares of Common Stock, Class A Preferred Stock and Series B Preferred Stock all vote as one class. Holders of Common Stock are entitled to one vote for each share held, holders of Class A Preferred Stock are entitled to 80 votes for each share held, and holders of Series B Preferred Stock are entitled to 500 votes for each share held.


                                                                                                            PERCENTAGE OF
                                                                                                             VOTING POWER
                                                                                           PERCENTAGE       OF SECURITIES
                                                      AMOUNT                                OF VOTING        OWNED IF ALL
                                                       AND                                POWER OF ALL        SHARES OF
                                                    PERCENTAGE         AMOUNT AND          SECURITIES          SERIES B
    NAME AND ADDRESS OF           AMOUNT OF         OF CLASS A        PERCENTAGE OF        OWNED AS OF        PREFERRED
   INDIVIDUAL OR IDENTITY          COMMON           PREFERRED           SERIES B           THE RECORD         STOCK ARE
          OF GROUP                  STOCK           STOCK (1)        PREFERRED STOCK          DATE            CONVERTED
          --------                  -----           ---------        ---------------          ----            ---------
Jonnie R. Williams            42,498,890 (1)(2)       -0-             12,426,979 (1)(2)       48.1%               79.4%
16 S. Market Street                                   --%                   93.4%
Petersburg, VA 23803

Francis E. O'Donnell,         42,498,890 (1)(3)       -0-   )         12,426,979 (1)(3)       48.1%               79.4%
     Jr., M.D.                                        --%                   93.4%
709 The Hamptons Lane
Chesterfield, MO 63017

David P. Sheets                      200,000          -0-                    -0-               1.2%                 .4%
16 S. Market Street                                   --%
Petersburg, VA 23803

Robert J. DeLorenzo,                 500,000          -0-                  60.9756             1.8%                 .9%
     M.D., Ph.D., M.P.H.                              --%                    .5%
Medical College of
     Virginia
MCV Box 980599
Richmond, VA 23298

Malcolm L. Bailey                        -0-          -0-                    -0-                --%                 --%
Route 3, Box 90                                       --%                    --%
Keysville, VA 23947

Edward L. Tucker                     200,000          250                    -0-               1.2%                 .4%
55 Union Ave.                                        100%                    --%
Sudbury, MA 01776

Robert J. Fitzsimmons              1,152,281          -0-                    -0-               7.0%                2.2%
1997 Sloan Place                                      --%                    --%
St. Paul, MN 55117

All Directors and                 43,198,890          -0-                12,487.9546          51.3%               80.7%
Officers and Significant                              --%                   93.9%
Personnel (5 Persons)

----------

(1) Includes 1,738,400 shares of Common Stock and 11,043.831 shares of Series B Preferred Stock, convertible into 36,223,765 shares of Common Stock, owned of record by Regent Court Partnership, a general partnership of which Jonnie R. Williams and Francis E. O'Donnell, Jr. are the sole partners.


(2) Includes 691.5740 shares of Series B Preferred Stock, convertible into 2,268,362 shares of Common Stock, owned by a trust for the benefit of the children of Jonnie R. Williams. Mr. Williams disclaims beneficial ownership of these shares.

(3) Includes 691.5740 shares of Series B Preferred Stock, convertible into 2,268,362 shares of Common Stock, owned by a trust for the benefit of the descendants of Francis E. O'Donnell, Jr. Also includes 691.5740 shares of Series B Preferred Stock, convertible into 2,268,362 shares of Common Stock, owned by trusts of which Dr. O'Donnell is trustee but in which neither he nor any member of his family has a beneficial interest. Dr. O'Donnell disclaims any beneficial interest in such shares.

EXECUTIVE OFFICERS

       Set forth below is information regarding the executive officers of the Company, and their respective ages and positions as of the Record Date:


                    Name                            Age                         Position
                    ----                            ---                         --------
               David P. Sheets                       52          President and Chief Executive Officer, Director

               Jonnie R. Williams                    43          Director of Product Development, Director of
                                                                 Marketing


                           Summary Compensation Table

       The following table sets forth certain information concerning compensation paid and accrued to the Chief Executive Officer of the Company for the three fiscal years ended December 31, 1997 (the "Named Executive Officer"). Mr. Fitzsimmons resigned as Chief Executive Officer and Chairman of the Board on February 6, 1998, and resigned as President on May 18, 1998. The Chief Executive Officer was the only executive officer or significant employee whose annual compensation exceeded $100,000 in any of such fiscal years.


                                          Annual                Annual Compensation               All Other
              Name                   Compensation Paid          Accrued But Not Paid            Compensation
              ----                   -----------------          --------------------            ------------
Robert J. Fitzsimmons            1995 -    $179,156       1995 -     $     ---            1995 -         (2)
     Chairman of the Board,      1996 -     103,179       1996 -        58,831(1)         1996 -   $ 15,706
     President and Chief         1997 -      15,456       1997 -       147,619(1)         1997 -     15,706
     Executive Officer

----------
         (1) See Certain Relationships and Related Transactions below regarding the issue to Mr. Fitzsimmons of shares of Common Stock of the Company in partial consideration of the cancellation of indebtedness of the Company to Mr. Fitzsimmons, including indebtedness for accrued compensation set forth in the above table.

         (2)  Less than 10% of compensation paid for the year.


OPTIONS

       In 1994, Mr. Fitzsimmons was granted an option to acquire 150,000 shares of Common Stock at an exercise price of $0.50 per share. The option was exercisable with respect to 50,000 shares at year-end. The option was to expire on February 28, 1999. As of year-end, the option was out-of-the-money. No options were granted to Mr. Fitzsimmons in 1997. See "Certain Relationships and Related Transactions."

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

       The Company entered into a five-year employment agreement with Robert J. Fitzsimmons on November 1, 1989, which provided that Mr. Fitzsimmons would serve as Chief Executive Officer of the Company at an annual salary of $120,000 subject to increase by the Board of Directors. Such agreement was renewed for an additional five-year term beginning November 1, 1994. Mr. Fitzsimmons' annual salary was increased twice by the Board, once in 1990 and again in 1991, to a level of $192,000. Mr. Fitzsimmons' employment agreement provided that, in the event of a hostile change in control of the Company, and in the event Mr. Fitzsimmons' employment was terminated as a result thereof, the Company was obligated to make a cash payment to Mr. Fitzsimmons totaling 299.99% of his average annual base salary during the five-year period prior to termination. This employment agreement was canceled on February 6, 1998, with Mr. Fitzsimmons releasing the Company from any liability under the agreement in consideration for the issue of shares of Common Stock of the Company to Mr. Fitzsimmons. See "Certain Relationships and Related Transactions" below.


       In May 1998, the Company entered into a two-year employment agreement with David P. Sheets to serve as President and Chief Executive Officer of the Company. The agreement provides for a base salary of $250,000 per year with a targeted bonus of up to 50% of the base salary based upon certain performance criteria. Mr. Sheets received 200,000 shares of Common Stock and an option to acquire an additional one million shares at a price of $2.00 per share with such options vesting over the two-year period of the agreement. In addition, Mr. Sheets is entitled to various benefits, including health insurance, use of an automobile, reimbursement of relocation expenses, and death and disability benefits. In the event of a change of control and if Mr. Sheets' employment is terminated either by the Company or by Mr. Sheets, Mr. Sheets is entitled to receive an amount equal to two times his base salary.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Throughout 1997, the Company owed Robert J. Fitzsimmons, Chairman of the Board, President and Chief Executive Officer of the Company during that year, the sum of $172,500 plus accrued interest in consideration for loans provided by Mr. Fitzsimmons in March 1994 and April 1995. The sums bear interest at two percent (2%) in excess of the prime rate. At December 31, 1997, the amount of accrued interest was $48,343.

       In February 1994, the Company issued to Mr. Fitzsimmons a stock option to acquire 150,000 shares of Common Stock at $0.50 per share. The option was due to expire on February 28, 1999. On February 5, 1998, 50,000 of such shares were exercisable and options to purchase 100,000 shares were exercisable only upon satisfaction of certain conditions which had not yet occurred. On February 6, 1998, the Company agreed to issue to Mr. Fitzsimmons a total of 887,500 shares of Common Stock of the Company in consideration for (i) cancellation of indebtedness of the Company to Mr. Fitzsimmons for unpaid compensation and for the loans of Mr. Fitzsimmons to the Company in the aggregate amount at February 6, 1998 of $378,950, (ii) the mutual termination of Mr. Fitzsimmons' employment contract with the Company (See "Item 10. Executive Compensation" above), and
(iii) cancellation of options held by Mr. Fitzsimmons to purchase shares of Common Stock of the Company, as described above.

       Samuel P. Sears, Jr., a Director of the Company throughout 1997 and, effective February 6, 1998 until May 19, 1998, Chairman and Chief Executive Officer of the Company, provided legal services to the Company during 1995 and 1996. Fees payable to Mr. Sears for such services for those years were $38,175 and $500, respectively. As of December 31, 1997, Mr. Sears was owed a total of $56,332 for legal services. In February 1998, Mr. Sears received a total of 225,300 shares of Common Stock in consideration of cancellation of such indebtedness.

       In November 1993, the Company issued to Mr. Sears a stock option to acquire 50,000 shares of Common Stock at $0.50 per share in recognition of his services as a Director and counsel to the Company since 1985. The option was due to expire on January 31, 2001. On February 6, 1998, the Company issued to Mr. Sears 15,000 shares of Common Stock of the Company in consideration of the cancellation of his stock option.

       The foregoing transactions were among affiliated parties and necessarily involved conflicts of interest. The Company believes that these transactions were on no less favorable terms than were reasonably available from unaffiliated third parties.

       The Company may in the future enter into other transactions incident to its business with its directors, officers, shareholders and other affiliates. The Company's policy is that any transaction in the future with an affiliated entity, executive officer or director will be subject to review and approval by a majority of the Company's directors who have no interest in the transaction and will be on no less favorable terms than the Company could obtain from unaffiliated parties.

                              INDEPENDENT AUDITORS


       Olsen, Thielen & Co., Ltd. ("Olsen, Thielen") served as independent auditors for the Company for the year ended December 31, 1997. The Board of Directors has not yet selected the independent auditors of the Company for the year ended December 31, 1998. Representatives of Olsen, Thielen are not expected to be present at the Annual Meeting.

       On December 19, 1996, Price Waterhouse LLP ("Price Waterhouse") resigned as the Company's independent auditors. Accordingly, Price Waterhouse did not audit the Company's financial statements for its two most recent fiscal years. In its report for the Company's 1995 fiscal year, Price Waterhouse expressed "substantial doubt about the Company's ability to continue as a going concern."

       On March 5, 1998, the Company engaged Olsen, Thielen as the Company's independent auditors to audit the Company's financial statements for the years ended December 31, 1996 and December 31, 1997. The Company had not, prior to such engagement, consulted Olsen, Thielen regarding any financial statement matters of the Company. The Board of Directors approved the engagement of Olsen, Thielen.


                         SECURITIES REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 1997 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Fitzsimmons acquired 6,481 shares of Common Stock in December 1997 for which a Form 4 was filed in March 1998.


                           NO SHAREHOLDER SOLICITATION

       No proxies are being solicited for this Annual Meeting, and shareholders are requested not to send proxies to the Company.


                              SHAREHOLDER PROPOSALS

       Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1999 Annual Meeting must be received by the Company, addressed to Secretary, Eye Technology, Inc., 16 South Market Street, Petersburg, Virginia 23803, no later than February 10, 1999, for inclusion in the proxy statement relating to that meeting.


                                 OTHER BUSINESS

       The Board of Directors is not aware of any other matter which may be presented for action at the Annual Meeting, other than the matters set forth in this Information Statement.



                     ANNUAL, QUARTERLY AND CURRENT REPORTS

       Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1997; the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; the Company's Current Report on Form 8-K dated February 6, 1998; and the Company's Current Report on Form 8-K/A dated April 20, 1998 are enclosed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents, previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference into this Information Statement:

       1. Annual Report on Form 10-K for the year ended December 31, 1997

       2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998

       3. Current Report on Form 8-K dated February 6, 1998

       4. Current Report on Form 8-K/A dated April 20, 1998

       Any statement contained in a document incorporated by reference in this Information Statement shall be deemed to be modified or superseded to the extent that a statement contained herein or in any report subsequently filed with the Securities and Exchange Commission modifies or supersedes such statement.


                                 By Order of the Board of Directors


                                 David P. Sheets
                                 President and Chief Executive Officer


Petersburg, Virginia
June __, 1998